UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):	December 7, 2020
Shutterstock, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35669	80-0812659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
350 Fifth Avenue, 21st Floor
New York, NY 10118
(Address of principal executive offices, including zip code)
                     (646) 710-3417
(Registrant’s telephone number, including area code)
Not applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	SSTK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)     Election of Director
On December 7, 2020 the Board of Directors (the “Board”) of Shutterstock, Inc., (the “Company”), based on the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), increased the number of directors constituting the Board from seven to eight and appointed Alfonse L. Upshaw as a Class II director of the Company, with a term expiring at the Company’s 2023 annual meeting of stockholders, and as the chair of the Audit Committee, effective as of December 7, 2020.

The Board determined that Mr. Upshaw qualifies as independent under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the applicable listing standards of the New York Stock Exchange (the “NYSE”) and also satisfies the additional requirements of financial literacy and audit committee independence for audit committee service under the applicable rules and regulations of the SEC and listing standards of the NYSE. Mr. Upshaw will replace Jeff Epstein as chair of the Audit Committee and Mr. Epstein will remain as a member of the Audit Committee.

Mr. Upshaw is Senior Vice President, Corporate Controller & Chief Accounting Officer of Kaiser Foundation Health Plans and Hospitals (Kaiser Permanente), the largest integrated healthcare company in the United States. In this role, he oversees Kaiser Permanente’s internal and external accounting and reporting, tax services and SOX functions. Mr. Upshaw served as Interim Regional Chief Financial Officer for Kaiser Permanente’s Northwest region from February 2020 to July 2020. Previously, Mr. Upshaw was an audit partner with Deloitte where he served Fortune 500 public as well as high growth private clients in a variety of industries, including retail and life sciences. He has served on not-for-profit boards and several advisory committees including the Kennedy-King Memorial Scholarship Foundation, Windrush School Board of Trustees, the UC Berkeley Center for Financial Reporting and Management, and the American Heart Association Research Roundtable.

Mr. Upshaw attended the University of California, Berkeley, and graduated with a Bachelors of Science in Business Administration. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants and a lifetime member of the National Association of Black Accountants, Inc.

In connection with Mr. Upshaw’s election to the Board, Mr. Upshaw will be awarded a restricted stock unit grant under the Company’s 2012 Omnibus Equity Incentive Plan covering 1,279 shares of the Company’s common stock (which represents a prorated value of an annual non-employee director equity award), such award to vest on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the Company’s 2021 annual meeting of stockholders, subject to Mr. Upshaw’s continued service through that date. Mr. Upshaw will also be entitled to receive the following compensation for his service as a member of the Board and as chair of the Audit Committee:

• annual cash retainers of $50,000 for his service on the Board and $20,000 for his service as chair of the Audit Committee, each payable quarterly in arrears, subject to Mr. Upshaw’s continued service on the first day of the applicable quarter;
• an annual restricted stock unit award with a cash value of $150,000, to be granted on the date of each annual meeting of the Company’s stockholders, which shall vest on the earlier of the one-year anniversary of the date of grant and the date immediately preceding the date of the next annual meeting of the Company’s stockholders, subject in each case to Mr. Upshaw’s continued service through the vesting date.

All of Mr. Upshaw’s equity awards received for his service on the Board will vest in full immediately prior to, and contingent upon, a change of control of the Company.

There are no understandings or arrangements between Mr. Upshaw and any other person pursuant to which Mr. Upshaw was selected as a director. There are no transactions in which Mr. Upshaw has an interest requiring disclosure under Item 404(a) of Regulation S-K. In addition, Mr. Upshaw and the Company will enter into an indemnification agreement, the form of which is attached as Exhibit 10.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-181376), filed with the SEC on August 30, 2012.

A copy of the press release announcing Mr. Upshaw’s election to the Board is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)   Exhibits.
99.1Press release dated December 7, 2020
104Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated December 7, 2020

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTERSTOCK, INC.

Dated: December 7, 2020	By:	/s/ Jarrod Yahes
Jarrod Yahes
Chief Financial Officer
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